Exhibit 10.3
10.3 Guaranty Contract between Xuchun Wang and Bank of Communications,
Taian Branch (Bank of Communications), dated on June 17, 2010, for RMB 5 million Loan
•	Main Contents
•	Contract No.: 379110A120100006802

•	Guarantor: Xuchun Wang

•	Guarantee: Bank of Communications, Taian Branch

•
As guarantor, Xuchun Wang undertakes to assume joint and several liabilities for Shandong Xiangrui Pharmacy Co., Ltd.’s indebtedness towards Bank of Communications under a Loan Agreement with Contract No.: S379110M120100074328.

•	Secured Items: the loan principal, interest, penalty interest, damages, compensation and all the expenses incurred for Bank of Communications to realize its creditor’s right under Loan Agreement;

•	Guaranty period:
•	Two years from the expiry date that Shandong Xiangrui Pharmacy Co., Ltd. should fulfill its obligations in accordance with Loan Agreement;

•	If term of Loan Agreement is extended, guaranty period shall be two years from the expiry date for Shandong Xiangrui Pharmacy Co., Ltd. to fulfill its obligations according to the extended agreement;

•
If due to the provisions of relevant PRC law or regulations or any agreement reached under Loan Agreement, any loan becomes mature ahead of its term, guaranty period shall be two years starting from the advance mature date.

•	Liabilities of Breach of Contract: Guarantor shall compensate Warrantee any loss suffered from Shandong Xiangrui Pharmacy Co., Ltd.’s breach of contract.
•	Headlines of the articles omitted
•	Commitment of guarantor

•	Assumption of guarantor’s responsibility

•	Dispute settlement

•	Miscellaneous

•	Effectiveness

•	Validity

•	Attention